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                                                                     EXHIBIT 3.8

                                SECOND AMENDMENT
                                     TO THE
                               OPERATING AGREEMENT
                                       OF
                            Douglas Dynamics, L.L.C.

     This Second Amendment (this "Amendment") to the Operating Agreement, as amended, of Douglas Dynamics, L.L.C. (the "Company") is made by and among its successor members, AKS INVESTMENTS, INC. ("AKS") and DDI HOLDING, INC. ("DDI").

     WHEREAS, AKS and DDI are the successor members of the Company and desire to amend the Operating Agreement of the Company ("Agreement") as specified in this Amendment and such amendment shall be deemed to be effective as of the date of this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to amend the Agreement and to be legally bound, hereby agree as follows.

     1. Amendment to Section 4.1.1 of Agreement. Section 4.1.1 of the Agreement
        ---------------------------------------
is hereby amended to read as follows:

          4.1.1 Profits or Losses. After giving effect to the special allocations set forth in Sections 4.2 and 4.3, Profits or Losses shall be allocated 100% to DDI Holding, Inc. or its successor for the taxable year of the Company beginning January 1, 2001. For all other taxable years of the Company, Profits or Losses shall be allocated to the Interest Holders in proportion to their Percentages.

     2. Amendment to Section 4.4.3 of Agreement. Section 4.4.3 of Agreement is
        ---------------------------------------
hereby amended to read as follows:

          4.4.3 All Profits and Losses shall be allocated in accordance with
          Section 4.1.1, and all distributions shall be made to those Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or other Withdrawal during the taxable year, the Profits and Losses shall be allocated between the original Interest Holder and the successor on the basis of the number of days each of them was an Interest Holder during the taxable year; provided, however, the Company's


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          taxable year shall be segregated into two or more segments in order to account for Profits, Losses or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

     3. Construction of the Amendment and the Agreement. This Amendment and the
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Agreement, as amended, shall be construed together to be one agreement between the parties. Capitalized terms defined in the Agreement and not otherwise defined herein shall have the meanings given those terms in the Agreement. Except to the extent specifically provided in this Amendment, all of the terms of the Agreement shall be binding and continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 1st day of January, 2001.

                                     AKS INVESTMENTS, INC.

                                     By: /s/ John G. Hritz
                                         --------------------------------------
                                         Printed:  John G. Hritz
                                         Its:  President


                                     DDI HOLDING, INC.

                                     By: /s/ John J. Kuzman
                                         --------------------------------------
                                         Printed: John J. Kuzman
                                         Its:  President

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